Exhibit 24





               CONSENT OF INDEPENDENT ACCOUNTANTS


      We hereby consent to the inclusion of our report dated December 7, 2000 on the balance sheet of AEI Income & Growth Fund 24 LLC as of December 7, 2000 and our report dated April 4, 2000 on the balance sheet of AEI Fund Management XXI, Inc. as of December 31, 1999 and 1998 in the form SB-2 Registration Statement of AEI Income and Growth Fund 24 LLC dated on or about December 29, 2000 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.



                  /s/ Boulay, Hutmaker, Zibell & Co. P.L.L.P.
                      Boulay,Heutmaker, Zibell & Co. P.L.L.P.



Minneapolis, Minnesota
December 29, 2000